Exhibit 4(b)(4)

Dated the 30th day of April 2008

(1) AMBIORIX LIMITED

Landlord

(2) ELAN MANAGEMENT LIMITED

Tenant

(3) ELAN CORPORATION PLC

Guarantor

LEASE

Premises: Second Floor, Treasury Building, Lower Grand Canal Street, Dublin 2

Term: From 18th day of April 2008 to 31st July 2014 (with options to extend for two further 10 year periods)

Rent Review Date: 1st September 2009

Initial Rent: €982,015.00 p.a. exclusive (subject to review)

ARTHUR COX

Earlsfort Centre

Earlsfort Terrace

Dublin 2

THIS INDENTURE made the 30th day of April 2008

BETWEEN

1.	AMBIORIX LIMITED having its registered office at The Courtyard, Carmanhall, Road, Sandyford, Dublin 18 (the “Landlord” which expression shall where the context so admits or requires include the person or persons for the time being entitled to the reversion immediately expectant on the term hereby granted) of the first part

2.	ELAN MANAGEMENT LIMITED having its registered office at First Floor, Treasury Building, Lower Grand Canal Street, Dublin 2 (the “Tenant” which expression shall where the context so admits or requires include its successors in title and permitted assigns) of the second part

and

3.	ELAN CORPORATION PLC having its registered office at First Floor, Treasury Building, Grand Canal Street, Dublin 2 (the “Guarantor” which expression shall where the context so admits or requires include its successors in title and permitted assigns) of the third part.

DEFINITIONS AND INTERPRETATION

In these presents and in the Schedules hereto (save where the context otherwise requires or implies) the following words and expressions shall have the meanings assigned to them hereunder:

“Atrium” means that portion of the Common Parts shown edged in orange on Map 2 annexed hereto.

“Auditor” means the person or persons being a qualified chartered accountant or firm of Chartered Accountants appointed by the Landlord from time to time for the purpose of calculating and certifying the amount of the Service Charge as hereinafter defined.

“Common Parts” mean those parts of the Office Block not for the time being demised to nor in the exclusive occupation of any tenant or licensee of the Landlord nor for the time being intended or (as the case may be) designed for letting as such the use and/or benefit of which is common to the Tenant and others authorised by the Landlord and shall include (but not by way of exception) the structure exterior and structural walls floors and ceilings (but excluding platform floors and suspended ceilings) foundations structural supports and columns roof windows and window frames and the lifts plant machinery and (save where the same shall have been for the time being demised by the Landlord) the atrium entrance doors gates foyers landings lobbies staircases hallways corridors toilets used in common car parks and other common facility areas within the curtilage of the Office Block.

“Conduits” mean gutters gullies pipes drains sewers watercourses channels ducts flues mains wires cables and other conducting media in the Development.

“Demised Premises” means the premises hereby demised and more particularly described in the Second Schedule hereto.

“Development” means the plot of land and any additions thereto and the buildings erected on or to be erected thereon or any extensions thereto situate at Grand Canal Street Lower and Macken Street in the City of Dublin and more particularly delineated in green on Map 3 annexed hereto

“Elan Associate Company” means any associate company (whether direct or indirect) at the relevant time of Elan Corporation plc or any company which is at the relevant time an associate company of Elan Management Limited (any such relationships including direct and indirect subsidiaries and holding companies and any number of companies in the chain)) and the words “subsidiary” and “holding company” shall have the meaning ascribed to them in section 155 of the Companies Act 1963 and associate company shall mean a company in which the other company holds more than 20% of the issued share capital or more than 20% of the voting power in the associate company (and for the avoidance of any doubt those terms shall apply to both Irish incorporated and non-Irish incorporated companies or entities and in the event of any term or concept of the definition of subsidiary or holding company or associate company not applying in the case of non-Irish incorporated companies the term or concept which is equivalent or similar (or in the event of there being no equivalent or similar the term or concept closest thereto) shall be used for the purpose of determining the relationship). For the avoidance of doubt “Elan Associate Company” shall include companies which are incorporated after the date of this Lease.

“Elan Group Company” means Elan Corporation plc or any subsidiary company (whether direct or indirect) at the relevant time of Elan Corporation plc or any company which is at the relevant time a subsidiary or holding company or a subsidiary of a holding company of Elan Management Limited (any such relationships including direct and indirect subsidiaries and holding companies and any number of companies in the chain)) and the words “subsidiary” and “holding company” shall have the meaning ascribed to them in section 155 of the Companies Act 1963 (and for the avoidance of any doubt those terms shall apply to both Irish incorporated and non-Irish incorporated companies or entities and in the event of any term or concept of the definition of subsidiary or holding company not applying in the case of non-Irish incorporated companies the term or concept which is equivalent or similar (or in the event of there being no equivalent or similar the term or concept closest thereto) shall be used for the purpose of determining the relationship). For the avoidance of doubt “Elan Group Company” shall include companies which are incorporated after the date of this Lease.

“Gale Day” means the first day of January, April, July and October.

“Initial Rent” means the initial yearly rent of €982,015.00 per annum (plus VAT where lawfully applicable) subject to review on the Review Date.

“Landlord’s Surveyor” means the person or persons being a qualified chartered surveyor or surveyors appointed by the Landlord for the purposes specified herein provided that he has at the time of any required determination been in practice in the County or City of Dublin for at least five years.

“Machinery” means all plant machinery apparatus and equipment required from time to time for the purpose of the Office Block whether exclusively serving the Demised Premises or otherwise including but without prejudice to the generality of the foregoing the lifts central heating/air conditioning/air handling plant and fittings and equipment.

“Office Block” means the hereditaments and premises described in the First Schedule hereto.

“Perpetuity Period” means the period of 21 years from the date of this Lease.

“Public Areas” mean those exterior parts of the Development (including the portions thereof below ground floor level) designated and allocated from time to time by the Landlord and/or the owner for the time being of the Development at its/their sole and reasonable discretion for the common use and benefit of the owners or occupiers for the time being of the Office Block their respective servants agents invitees and licensees and for persons visiting the same including (but so as not to limit the generality of the foregoing) that part thereof designated by the Landlord from time to time as car parks and landscaped areas PROVIDED ALWAYS that no such designation or allocation by the Landlord shall have a material adverse impact on any rights granted under this Lease or exercised by the Tenant at any time (including without prejudice access to and from the Demised Premises and the office building and the use of car parking spaces).

“Review Date” means 1st day of September 2009.

“Service Charge” means 16.7% (sixteen point seven percent) of the costs and expenses incurred by the Landlord in or about the provision of the services to the Common Parts and the Public Areas mentioned in the First Part and the Second Part of the Third Schedule hereto (subject to the provisions of clause 3.3).

“Systems” mean the fire prevention and fire detection system the burglar alarm and security system in the Office Block

“Term” means 6 years 4 months and 13 days from and including the Term Commencement Date and expiring on 31st July 20141.

“Term Commencement Date” means 18th day of April 2008.

“Utilities” mean water water-tanks soils waste of all kinds gas electricity telephone fire fighting equipment and other services including any plant machinery apparatus and equipment to operate or required for the utilities in the Development.

Where two or more persons are included in the expression the “Landlord” or the “Tenant”, or the “Guarantor”, such expressions include all or either or any of such persons and the covenants which are expressed to be made by the Landlord, Tenant or the Guarantor shall be deemed to be made by or with such persons jointly and severally.

Unless the context otherwise requires –

words importing a person include any unincorporated association or corporate body and vice versa;

any reference to the masculine gender includes reference to the feminine gender and any reference to the neuter gender includes the masculine and feminine genders;

any reference to the singular includes reference to the plural.

Any covenant by the Tenant not to do any act or thing includes an obligation not to permit or suffer such act or thing to be done by any person under the control of the Tenant and to use all reasonable endeavours to prevent such act or thing being done by another person under the control of the Tenant.

References to any right of the Landlord to have access to or entry upon the Demised Premises shall be construed as extending to all persons authorised by the Landlord, including agents, professional advisers, prospective purchasers of any interest of the Landlord in the Demised Premises, or in the Office Block or other adjoining property, contractors, workmen and others and any person entering shall take account of the reasonable safety, security, confidentiality and insurance requirements of the Tenant.

Any reference to a statute (whether specifically named or not) or to any sections or sub-sections therein includes any amendments or re-enactments thereof for the time being in force and all statutory instruments, order, notices, regulations, directions, bye-laws, certificates, permissions and plans for the time being made, issued or given thereunder or deriving validity therefrom.

Reference to any institute, society, association or the like which ceases to subsist shall include any such body as may succeed thereto or otherwise assume all or any of its functions or, that failing, such body as the Landlord and Tenant may agree or in default of agreement the President of the Law Society shall determine PROVIDED that where the reference relates or affects, in addition to this Lease, other occupational leases or tenants of the Office Block, the Landlord shall be entitled to nominate such body without the requirement for agreement by the Tenant.

Headings are inserted for convenience only and do not affect the construction or interpretation of this Lease.

Any reference to a clause, sub-clause or schedule means a clause, sub-clause or schedule of this Lease.

Wherever in this Lease either party is granted a future interest in property there shall be deemed to be included in respect of every such grant a provision requiring that future interest to vest within the Perpetuity Period.

If any term or provision in this Lease is held to be illegal or unenforceable in whole or in part, such term or provision shall be deemed not to form part of this Lease and the enforceability of the remainder of this Lease shall not be affected.

WITNESSETH as follows:-

1.	DEMISE & RENTS

In consideration of the yearly rents (and the increases thereof as hereinafter provided) and the covenants on the part of the Tenant and the conditions hereinafter reserved and contained the Landlord HEREBY DEMISES unto the Tenant ALL THAT AND THOSE the Demised Premises

1.1	TOGETHER WITH:-

(a)	All Landlord’s fixtures and fittings in and about the Demised Premises (including all platform floors, suspended ceilings, light fittings, canopies, sprinklers and wiring and all Landlord’s fit out works therein).

(b)	The right of free and uninterrupted passage and running of water and soil and all other usual services and utilities in and to the conduits made or to be made through or under adjacent premises in the Development.

(c)	The free and uninterrupted passage of water and air through the central heating/air conditioning/air handling apparatus.

(d)	The right (in common with the Landlord and the tenants of the Office Block and all other persons similarly entitled or authorised during the said term their servants agents invitees and licensees) to pass and re-pass over the Common Parts at all times for the purpose of obtaining access to and egress from the Demised Premises and to the use of the Common Parts and any Utilities, machinery and other services provided by the Landlord for their relevant purposes.

(e)	The right (in common with the Landlord and the tenants of the Office Block and all other persons similarly entitled or authorised during the said term their servants agents invitees and licensees) to pass and re-pass over the Public Areas at all times for the purpose of obtaining access to and egress from the Demised Premises and to the use of the Public Areas and any Utilities, machinery and other services provided by the Landlord for their relevant purposes.

(f)	The use of all conduits upon, through or under such adjacent premises insofar as such rights may be necessary for the enjoyment of the Demised Premises and in common with the Landlord and all other persons authorised by the Landlord or otherwise entitled thereto and subject to the prior approval of the Landlord (not to be unreasonably withheld) the free right to connect up with any pipes, drains, cables and other utilities appropriate for the Demised Premises.

(g)	The right of support and protection by such other parts of the Office Block and the Public Areas or any extension or alteration thereof of the Demised Premises or such parts thereof as require such support and protection.

(h)	The exclusive right to use of twenty full size car spaces in the Development designated from time to time during the Term by the Landlord and/or the owner for the time being of the Development (on giving reasonable prior notice to the Tenant), the initial spaces designated being those shaded green on the car park plan attached hereto.

(i)	The right, subject to the prior approval of the Landlord (not to be unreasonably withheld), to erect signage in such areas of the Office Building where other tenants or occupants in the Office Building have signage in a manner and size similar to that of other tenants and occupants.

(j)	The right, subject to prior approval of the Landlord (not to be unreasonably withheld), to install a satellite dish on a suitable location on the Building.

1.2	EXCEPTING AND RESERVING unto the Landlord and any Superior Landlords and their tenants servants agents licensees and all other persons entitled from time to time thereto:-

(a)	the free right of uninterrupted passage and running of the Utilities from and to any adjoining or neighbouring property through the Conduits which may at any time during the said term be through in over or under the Demised Premises or otherwise together with full right of access at all reasonable times (on giving reasonable notice in writing to the Tenant except in cases of emergency) for the purposes of installing adding to inspecting maintaining replacing and repairing the same within the existing vertical risers the person or persons exercising such right causing the minimum inconvenience possible to the Tenant having regard to the nature and cost of the work involved and making good any damage or loss or injury thereby occasioned (other than consequential loss) as soon as possible;

(b)	full right and liberty on giving reasonable notice in writing (except in case of emergency) at all times during the said term to enter the Demised Premises in order to lay maintain replace relay or redesign the Conduits the Utilities and the machinery and all other services to and from adjoining or adjacent premises the person or persons exercising such right causing the minimum inconvenience possible to the Tenant having regard to the nature and cost of the work involved and making good any damage or loss or injury thereby occasioned (other than consequential loss) as soon as possible;

(c)

full right and liberty at any time hereafter to execute works and make erections upon or to erect rebuild or alter the Office Block or the Public Areas or any buildings or erections on their adjoining and neighbouring lands or to build onto or into any party structure and to use the Office Block and the Public Areas their adjoining and neighbouring lands and buildings in such manner as they may think fit notwithstanding that the access of light and air to the Demised

Premises or any part thereof may thereafter be interfered with otherwise than in a material fashion PROVIDED ALWAYS that there shall be no interference with the Tenant’s quiet enjoyment of the Demised Premises and the rights hereby granted and that the Office Block will at all times remain a high quality office building and provided that the minimum inconvenience insofar as reasonably possible to the Tenant is occasioned and any reasonable requirements of the Tenant complied with in as short a time frame as is reasonably possible;

(d)	the right of support and protection by the Demised Premises of such other parts of the Office Block and the Public Areas or any extension or alteration thereof as require such support and protection;

(e)	full right and liberty on giving due notice in writing (except in case of emergency) at all times during the said term to enter the Demised Premises in order to maintain repair and renew the Common Parts and the Public Areas if it is not practical to carry out such work other than by entering the Demised Premises and any part of the Demised Premises for which the Landlord has a liability to repair or maintain the person or persons exercising such right causing the minimum inconvenience possible and making good any damage thereby occasioned to the Demised Premises;

(f)	all mines and minerals in or under the Office Block with full power of working and getting same reasonable compensation being made for any damage occasioned to the Demised Premises;

(g)	the airspace over the Office Block.

HABENDUM

TO HOLD the Demised Premises unto the Tenant from the Term Commencement Date for the Term.

REDDENDUM

YIELDING AND PAYING therefor until the day before the Rent Review Date the Initial Rent and, from and including the Review Date, such increased rent as may be payable in accordance with the provisions hereof, all such rent to be paid throughout the Term by bankers order (if required by the Landlord) without any deduction (save as required by law) in equal quarterly payments in advance on the first day of January, first day of April, first day of July and first day of October in every year of the Term.

AND ALSO PAYING the amount or amounts payable by the Tenant pursuant to the Tenant’s covenant hereinafter contained in Clause 3.2 in respect of insurances effected from time to time by the Landlord such additional payment to be payable at the times and in the manner specified at the said Clause 3.2.

AND ALSO PAYING the amount or amounts payable by the Tenant pursuant to the Tenant’s covenant hereinafter contained in Clause 3.3 in respect of the provision by the Landlord of services hereinafter contained such additional payments to be payable at the times and in the manner hereinafter specified.

2.	RENT REVIEW

2.1	The Initial Rent shall be reviewed on the Review Date. The revised rent payable from and including the Review Date for the remainder of the Term may be agreed at any time between the Landlord and the Tenant or (in the absence of agreement) be determined not earlier than the Review Date by an independent valuer (the “Independent Valuer”) to be nominated (in the absence of agreement between the parties) upon the application (made not more than three calendar months before or at any time after the Review Date) of either the Landlord or the Tenant by the chairman (or other officer endowed with the functions of such chairman) of:-

(a)	The Society of Chartered Surveyors in the Republic of Ireland or

(b)	Such body of professional surveyors or valuers as (in the event of such Society not then being in existence) shall for the time being have undertaken in the Republic of Ireland the functions (in the activity of property valuation) currently performed by such Society or (should the chairman or other officer as aforesaid be unwilling or unable to make the nomination) by the next senior officer of such Society or body who is willing and able to make the nomination or (in the event of there being no such officer willing and able to make the nomination or should such body not be in existence or not be readily identifiable) by the President (or other officer endowed with the functions of such President) of the Law Society of Ireland or (in the event of his being unwilling or unable to make the nomination) by the next senior officer of the said Society who is willing and able to make the nomination.

2.2	In this Clause the expression the “Market Rent” shall mean the rent which in the opinion of the Independent Valuer represents at the Review Date the full open market yearly rent for the Demised Premises let as a whole without fine or premium:

(a)	On the basis of a letting with vacant possession thereof by a willing lessor to a willing lessee for a term (commencing on the Review Date) of ten (10) years and subject to the provisions therein set forth including the provisions for the review of the rent payable hereunder (assuming a rent review after five years) (other than clause 6 hereof and as to the amount of the Initial Rent hereby reserved);

(b)	that the specification of the Demised Premises is as follows:

•	raised access floors without carpet tiles;

•	floor boxes at a ratio of 1 per 10 sq. metre wired for power;

•	plastered and painted walls;

•	ceiling tiled and recessed light fittings; and

•	full air conditioning throughout.

and does not contain any other fit-out or other works.

(c)	On the assumption that at the Review Date all the covenants and conditions on the part of the Tenant contained in this Lease shall have been fully performed and observed, and that in the event of the Demised Premises having been destroyed or damaged by any of the Insured Risks the same shall then have been fully rebuilt, repaired or reinstated (as the case may be) and

(d)	Having regard to other open market rental values in so far as the Independent Valuer may deem the same to be pertinent to the matters under consideration by him.

BUT disregarding any effect on letting value of:-

(i)	The fact that the Tenant or any undertenant has been in occupation of the Demised Premises;

(ii)	The goodwill which shall have attached to the Demised Premises by reason of the business carried on thereat;

(iii)	Any works executed by or at the expense of the Tenant or any predecessor in title of the Tenant (or any party lawfully occupying the Demised Premises or any part thereof under this Lease (or any lease of which this is a renewal or extension) or any such predecessor) in on to or in respect of the Demised Premises (whether carried out prior to or during the Term) otherwise than in pursuance of an obligation on foot of this Lease or any other agreement between the parties hereto.

2.3	The Independent Valuer in relation to any matter so to be determined by him shall:-

(a)	give notice of his nomination to the Landlord and the Tenant;

(b)	be entitled to enter the Demised Premises as often as he may reasonably require for the purpose of inspection and examination;

(c)	at his sole discretion, be entitled to afford to each of the parties concerned a reasonable opportunity of stating in writing within four weeks from the date of his appointment, reasons in support of such contentions as each party may wish to make relative to the matter or matters under consideration;

(d)

act as an arbitrator and so that his determination or determinations shall be final and conclusive between the parties and that this Clause 2 hereof shall be deemed to be a submission to arbitration within the Arbitration Acts 1954 to 1998 or any statutory modification or re-enactment thereof for the time being in force and to the jurisdiction of the Courts of the State for the enforcement of any award of the said arbitrator;

(e)	be empowered to fix his fees in relation to any such determination and matters incidental thereto; and

(f)	give notice in writing of his determination to the Landlord and the Tenant within such time as may be stipulated by the terms of his appointment or in the event of there being no such stipulation within two calendar months of the acceptance by him of the nomination to act in the matter.

2.4	Either party shall be at liberty to pay the entire of the fees and expenses as aforesaid of the independent valuer in which event the party so paying shall be entitled to be reimbursed by and to recover from the other on demand the proportion so paid on behalf of such other.

2.5	If the Independent Valuer in relation to any matter for determination by him shall fail to conclude such determination and give notice thereof within such time as may be relevant or if he shall relinquish his appointment or die or if it shall become apparent that for any reason he shall be unable or shall have become unfit or unsuited (whether because of bias or otherwise) to complete the duties of his nomination a substitute may be nominated in his place and in relation to any such nomination the procedures hereinbefore set forth shall be deemed to apply as though the substitution were a nomination de novo which said procedures may be repeated as many times as may be necessary.

2.6	The amount of the Market Rent determined as aforesaid shall be binding on the parties for the purpose of this Clause and, subject as hereinafter appears, the amount of the revised rent to be paid by the Tenant for the remainder of the Term from and including the Review Date shall be the higher of:

(a)	the Market Rent ascertained as aforesaid, or

(b)	the rent payable by the Tenant immediately preceding the Review Date.

2.7	If the revised rent shall not have been ascertained on or before the Review Date the Initial Rent shall continue to be paid by the Tenant up to the Gale Day next succeeding the ascertainment of the revised rent AND on such Gale Day the Tenant shall pay to the Landlord the appropriate instalment of the revised rent together with any shortfall between:

(a)	rent actually paid and

(b)	the rent at the rate of the revised rent attributable to the period between the Review Date and such Gale Day (but not in respect of any rent free period which the Tenant is entitled to)

and together further with simple interest on the said shortfall such interest to be computed on a day to day basis and to be assessed at such a rate as shall be the 3 month European Inter Bank Offer Rate for the time being. For the purpose of this paragraph the revised rent shall be deemed to have been ascertained on the date when the same shall have been agreed between the parties or as the case may be on the date of the notification to the Tenant of the determination of the Independent valuer.

2.8	If there should be in force at the commencement or during the currency of any particular relevant period any Statute or Order (directly or indirectly) prohibiting or restricting an increase of rent in respect of the Demised Premises the provisions of this clause and of the within Lease may nevertheless be invoked or re-invoked to determine the rent which would but for the said prohibition or restriction be payable during such relevant period but (if appropriate) the further implementation thereof shall be suspended in effect for such period as may be required by law.

2.9	When and so often as the revised rent shall have been ascertained pursuant to the provisions herein set forth memoranda thereof shall be signed by or on behalf of the Landlord and the Tenant and shall be annexed to the within Lease and its counterpart and the parties shall bear their own costs in relation to the preparation and completion of such memoranda and the Stamp Duty thereon shall be borne by the Tenant.

2.10	For the purposes of this clause 2 time is not of the essence.

3.	TENANT’S COVENANTS

The Tenant to the intent that the obligations may continue throughout the Term hereby covenants with the Landlord as follows:-

3.1	Pay Rent

To pay the Initial Rent and revised rent hereby reserved and any other sums payable hereunder on the days and in manner herein prescribed without any deductions, set off or counterclaim whatsoever (save as required by law).

3.2	Insurance Premiums

To pay to the Landlord from time to time on demand without any deduction or abatement:-

(a)	16.7% (sixteen point seven per cent) (subject to the proviso to clause 3.3) of the cost incurred by the Landlord in effecting and maintaining insurance (save for insurance against loss of rent and service charge pursuant to covenant 4.1 (b) hereunder); and

(b)	the whole of the cost to the Landlord of insuring against loss of rent and service charge in respect of the Demised Premises pursuant to covenant 4.1 (b) hereunder.

3.3	Pay Service Charge

To pay to the Landlord from time to time on demand at the times specified in clause 4 of the Third Part of the Third Schedule hereto the Service Charge PROVIDED ALWAYS that if the Office Block or the Development shall be extended or reduced (whether by sale or otherwise) or other parties shall be permitted to use the Common Parts or the Public Areas the Service Charge and the percentage in Clause 3.2 shall be varied as agreed between the Landlord and the Tenant and in absence of agreement by a Chartered Surveyor agreed and appointed by the Landlord and Tenant or in the absence of agreement within three calendar months at the request of either party by the Chairman for the time being of The Society of Chartered Surveyors in the Republic of Ireland or any successor body PROVIDED ALWAYS that the Tenant shall be entitled to make representations to the Landlord or the Landlord’s managing agents (if any) or the Chartered Surveyor on all matters in relation to the provision or non-provision of services and the costs and expenses relating thereto which representations shall be given proper and reasonable consideration by the Landlord. The Chartered Surveyor shall act as an Arbitrator pursuant to the Arbitration Acts 1954-1998 and shall determine the apportionment of the Service Charge and insurance premiums on a basis that is fair and reasonable and acting in accordance with principles of good estate management.

3.4	Interest on Arrears

If the Tenant shall fail to pay the rent hereinbefore reserved or any other sum reserved or made payable hereunder within fourteen days of the day and in the manner herein prescribed for the payment of same such unpaid rent or sum shall bear interest from the day or days on which the same shall become due to the date of actual payment (after as well as before any judgment) at an annual a rate which shall exceed the three month EURIBOR by three per cent, or if there should be no such rate the corresponding or nearest appropriate rate thereto at the date upon which the said sums fall due or become payable or if there shall be no such rate fifteen per centum.

3.5	Pay Outgoings

To pay and discharge all rates and taxes duties charges assessments impositions and outgoings whatsoever whether parliamentary parochial local or any other description which are now or may at any time hereafter be charged taxed assessed levied or imposed upon or payable in respect of the Demised Premises or on the owner or occupier in respect thereof notwithstanding any contract to the contrary (excepting landlords capital and income taxes and excepting also VAT and stamp duty save such as are payable under clause 3.38) and to indemnify and keep indemnified the Landlord against or arising out of same or any expenses (legal or otherwise) in connection therewith.

3.6	Pay for Services

To pay all sums due for electricity or gas or water (or other fuel or service used) consumed by it on the Demised Premises.

3.7	Comply with Enactments

At all times during the said term to observe and comply in all respects with the provisions and requirements of any and every enactment for the time being in force or any orders or regulations thereunder for the time being in force and to do and execute or cause to be done and executed all such works as under or by virtue of any such enactment or any orders or regulations thereunder for the time being in force are or shall be properly directed or necessary to be done or executed upon or in respect of the Demised Premises or any part thereof whether by the owner landlord lessee tenant or occupier and at all times to keep the Landlord indemnified against all claims demands and liability in respect thereof and without derogating from the generality of the foregoing to comply with the requirements of any local or other statutory authority and the order or orders of any Court of competent jurisdiction PROVIDED ALWAYS that the Tenant shall not pursuant to this clause be responsible for any pre-existing breach of this clause which existed at the Term Commencement Date (and had not been caused by the Tenant prior to the Term Commencement Date) and the Landlord shall be responsible for same.

3.8	Fire Requirements

At all times during the said term to comply with all the requirements of the appropriate Authority whether notified or directed to the Landlord or the Tenant in relation to fire precautions and to indemnify the Landlord against any costs or expenses in complying with any such requirement and will not obstruct the access to or means of working any apparatus and appliances for the time being installed in the Demised Premises or in the Office Block PROVIDED ALWAYS that the Tenant shall not pursuant to this clause be responsible for any pre-existing breach of this clause which existed at the Term Commencement Date (and had not been caused by the Tenant prior to the Term Commencement Date) and the Landlord shall be responsible for same.

3.9	Nuisance

To pay to the Landlord all costs charges and expenses which may be incurred by the Landlord in abating a nuisance caused by the Tenant in respect of the Demised Premises and to execute all such works as may be necessary for abating such a nuisance in obedience to a notice lawfully served by a local or public authority or pursuant to any Court Order.

3.10	Not to Damage or Interfere

Not to damage or interfere with the proper working of the machinery utilities or conduits in the Office Block and the Public Areas and not to damage or interfere with the Common Parts and the Public areas.

3.11	Repair

(a)	To keep clean and tidy and to repair and to put and keep in good order repair and condition from time to time and at all times during the Term the interior of the Demised Premises and every part thereof and any additions alterations and extensions thereto and every part thereof and without derogating from the generality of the foregoing the internal surfaces of the floors ceilings and structural walls and internal surfaces of any structural part of the Demised Premises and the doors, locks, glass in windows, (but excluding window frames) fixtures, fittings, fastenings, machinery, conduits and utilities which serve the Demised Premises exclusively and (but only if necessitated by act or default of the Tenant) to rebuild or reinstate the Demised Premises or replace or renew any fixtures or fitting therein (damage by any of the Insured Risks as hereinafter defined in Clause 4.l hereof excepted if and so long only as the policy or policies of insurance shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act neglect or default of the Tenant or the servants agents licensees or invitees of the Tenant).

(b)	To properly clean the inside of the windows of and all glass doors in the Demised Premises appropriate regular intervals throughout the term of this Lease.

(c)	Not to install curtains and blinds in or on the windows of the Demised Premises or otherwise serving the same without first obtaining the consent in writing of the Landlord (such consent not to be unreasonably withheld).

(d)	Not to substitute any blinds shutters or curtains in or on the windows of the Demised Premises without first obtaining the consent in writing of the Landlord (such consent not to be unreasonably withheld) nor without such consent to put or display on or in the Demised Premises any unsightly object which shall be visible from the exterior thereof.

3.12	Paint Inside

In the last year of the Term (whether determined by effluxion of time or otherwise) to prepare and paint in a proper and workmanlike manner all the inside wood metal and other inside works of the Demised Premises usually or requiring to be painted with two coats at least of good oil paint or good synthetic paint AND ALSO with such internal painting to paint, grain, varnish, french polish or wax polish paper and otherwise decorate in a proper and workmanlike manner and with good quality materials all such internal parts of the Demised Premises as have been or ought properly to be so treated AND as often as may be necessary to clean and treat in a suitable manner for its maintenance in good condition all the inside wood metal work and stone work (whether polished or not) not required to be painted or french polished and to clean all tiles glazed bricks aluminium windows and doors and similar washable surfaces.

3.13	Permit Entry

To permit the Landlord and any superior landlords their surveyors and agents with or without workmen and others at all reasonable times after due notice in writing (except in cases of emergency when no notice shall be required) to enter into and upon the Demised Premises and every part thereof and to take a plan of and examine the state repair and condition of the same and to take inventories of the Landlord’s fixtures to be yielded up at the expiration of the said term and within two calendar months (or sooner if requisite) after notice in writing to the Tenant of all defects and wants of reparation found on such examination shall have been given to repair and make good the same according to such notice and the covenants in that behalf herein contained and to complete same within a reasonable time period and in case the Tenant shall make default in so doing it shall be lawful for the workmen or others to be employed by the Landlord to enter upon the Demised Premises (but without prejudice to the proviso for re-entry hereinafter contained) and repair and restore the same and all reasonable and proper expenses incurred thereby shall on demand be paid by the Tenant to the Landlord and if not paid shall be recoverable by the Landlord as liquidated damages.

3.14	Permit Works

To permit the Landlord and any Superior Landlords and their agents and workmen and other persons authorised by the Landlord or Superior Landlord with all necessary appliances at all times after due notice (except in cases of emergency when no notice shall be required) to enter upon the Demised Premises or any part thereof for the purposes specified in Clauses 1.2(b). 1.2(e) and 1.2(f).

3.15	Notification of Damage

To notify the Landlord immediately of any damage or injury caused to the Demised Premises by any of the Insured Risks (as defined in Clause 4.1 hereof) immediately the same comes to the Tenants notice.

3.16	Not to Avoid Insurance

Not to do or omit or suffer to be done or omitted any act matter or thing whatsoever the doing or omission of which would make void or voidable the insurance of the Office Block and the Public Areas or of the Landlord’s fixtures and fittings therein or of any adjoining or neighbouring premises or whereby the rate of premium thereupon may be increased and forthwith to repay on demand to the Landlord and/or the owner for the time being of the Development all sums paid by way of increased premiums and all expenses incurred by the Landlord or the said owner in or about the renewal of such policy or policies rendered necessary by a breach of this covenant all of which payments shall be added to the amount payable by the Tenant in respect of insurance premium or premiums as if the same had been reserved as rent hereunder. The Tenant shall on request be furnished with copies of all insurance policies effected by the Landlord in relation to the Demised Premises together with full details of all conditions to which same may be subject.

3.17	Not to Overload Structure

Not to do or permit or bring in or upon the Demised Premises anything which may throw on the Demised Premises or on any adjoining premises any weight or strain in excess of that which such premises are capable of bearing with due margin for safety and in particular not to overload the floors or the electrical installations or the other services of in or to the Demised Premises nor suspend any excessive weight from the ceilings or walls stanchions or the structure thereof. The Tenant shall seek professional advice at the Tenant’s own expense to ensure that there shall not be an infringement of this covenant.

3.18	No Buildings

Not to erect or suffer to be erected any buildings or erections on the Demised Premises save as hereinafter provided nor without the previous consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) to cut alter maim or injure or permit to be cut altered maimed or injured any of the ceilings roofs walls floors or timbers of the Demised Premises or alter or change or permit to be altered or changed the plan elevation or architectural decorations thereof or alter any of the Landlord’s fixtures fittings and appliances in and about the Demised Premises or make or permit to be made any external alterations or additions whatsoever PROVIDED ALWAYS that subject to compliance with all statutory requirements the Tenant may erect, relocate and remove internal demountable partitions without the prior consent of the Landlord and on the expiry or sooner determination of the Term the Tenant shall remove all such partitions erected without Landlord’s consent and make good any damage thereby occasioned.

3.19	Remove Unauthorised Structures

On the request in writing of the Landlord or its agent forthwith to pull down and remove any building erection alteration or addition erected placed or made in breach of any of the foregoing covenants and if any portion of the Demised Premises has been altered pulled down or removed in breach of any of the foregoing covenants upon such request in writing as herein provided forthwith to amend restore replace or rebuild the Demised Premises according to the original plans and elevations thereof.

3.20	Nuisance

Not to do or permit nor suffer to be done by any person (excluding any person entering the Demised Premises pursuant to the rights reserved or excepted by this Lease) in or upon the Demised Premises or any part thereof or any part of the Office Block or the Public Areas anything which shall or may be or become or cause a nuisance damage disturbance injury or danger to the Landlord or any superior landlord or the owners tenants or occupiers of any other part of the Office Block or the Public Areas or any premises in the neighbourhood and not to permit suffer or allow any odours vapours steam water vibrations noises or undesirable effects to emanate from the Demised Premises or from any equipment or installation therein into other parts of the Office Block or the Public Areas and to keep the Landlord fully and effectually indemnified against all actions proceedings damages costs expenses claims and demands whatsoever arising out of or in consequence of any breach or non-observance of this covenant.

3.21	Obstruction of Sewers

Not to allow to pass into the sewers drains or water courses serving the Office Block or the Public Areas any noxious or deleterious effluent or other substance which will cause an obstruction or injure the said sewers drains or watercourses and in the event of any such obstruction or injury to make good as soon as practicable all such damage and any damage thereby caused to the Office Block or the Public Areas to the reasonable satisfaction of the Landlord or the Landlord’s Surveyor PROVIDED HOWEVER that where any such blockage or damage cannot be attributed to the act neglect default or omission of any one particular tenant or tenants or occupiers of any part of the Office Block then and in such event the Tenant shall refund to the Landlord such proportion of such costs and expenses as the Landlord or the Landlord’s Surveyor shall conclusively but reasonably determine.

3.22	No Signs

Not to affix or exhibit or permit to be affixed or exhibited to or upon any part of the exterior or interior so as to be visible from the exterior of the Demised Premises or of the external walls windows rails or fences thereof any sign placard poster signboard or other advertisement television aerial or thing except such as subject to planning permission (if applicable) shall be approved in writing by the Landlord or by the Landlord’s Surveyor (such approval not to be unreasonably withheld or delayed in respect of usual office signage for a high class building).

3.23	Inflammable Goods and Noisy Machinery

Not to have store or keep upon the Demised Premises or any part thereof (save as shall be normal or usual for an office premises) any substance of an explosive or of an especially inflammable or dangerous nature or such as might increase the risk of fire or explosion or which might attack or in any way injure by percolation corrosion or otherwise the Demised Premises or any part of the Office Block or the Public Areas or the keeping or use whereof may contravene any statute or local regulation or bye-law and not to house or operate or permit to be housed or operated in or upon the Demised Premises or any part thereof any engine or machinery of any kind other than the usual office machines and which are not likely to cause any undue vibration or be or become a nuisance annoyance or disturbance to any other tenants or occupiers in the Office Block or in any adjoining or neighbouring premises.

3.24	User

(a)

Not to use or permit the Demised Premises or any part thereof to be used for any purpose other than exclusively as offices AND for no other purposes save with the Landlord’s written consent which consent shall not be unreasonably withheld but it is hereby agreed and declared that it shall be reasonable for the Landlord to refuse its consent on the grounds that the change of user sought would change detrimentally the character of the Office Block or would substantially increase the rate of insurance in respect of the Office Block.

(b)	Not at any time to use the Demised Premises or any part thereof or allow the same to be used for any public entertainment or for any dangerous noisy noxious or offensive trade business manufacture or occupation whatsoever or for a residence or for any illegal or immoral purpose nor permit any sale by auction to be held on the Demised Premises.

3.25	Comply with Requirements

At all times to comply with all requirements of Dublin City Council or the relevant local authority in connection with the user of the Demised Premises for the purpose of the Tenant’s business.

3.26	Garbage

To make use of a covered bin or bins or plastic sacks for removal of refuse and to comply with the Landlord’s regulations from time to time in regard to the storage and disposal of refuse.

3.27	Forecourt

Not to place or deposit or allow to be placed or deposited for sale or otherwise outside any part of the Demised Premises any goods articles or things whatsoever and not to obstruct or allow to be obstructed the Common Parts or the Public Areas or any part thereof.

3.28	Conveyancing Act Notices

To pay to the Landlord all reasonable and proper costs charges and expenses (including legal costs and surveyors fees) which may be incurred by it incidental to the preparation and service of any proper and necessary notices under Clause 3.13 hereof and any notices and proceedings under Section 14 of the Conveyancing Act 1881 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court.

3.29	Not to Assign Underlet or Part with Possession

Not to assign transfer or underlet or share or part with the possession or occupation of the Demised Premises or any part thereof or suffer any person to occupy the Demised Premises or any part thereof as a licensee or concessionaire BUT SO THAT NOTWITHSTANDING the foregoing the Landlord shall not unreasonably withhold or delay its consent to the assignment of the entire of the Demised Premises to an assignee of good and sufficient financial standing or the underletting or licensing of the entire or any part or parts of the Demised Premises subject to the following provisions or such of them as may be appropriate, that is to say:-

(a)	The Tenant shall prior to any such assignment or under letting apply to the Landlord for consent and give all reasonable information concerning the proposed assignee or under-lessee as the Landlord may require.

(b)	The Landlord’s consent to any such assignment or underletting shall be given in writing and the Tenant shall pay the Landlord’s reasonable and proper legal and other costs in connection with such consent.

(c)	In the case of an under-lease the same shall in the case of an under-lease of the entire of the Demised Premises be at the then current market rent at the date of such under-lease without any deduction whatsoever or the rent payable hereunder at the time of the granting of such under-lease (whichever is the higher) and in the case of an under-lease of part of the Demised Premises the same shall be at the current market rent at the date of such under-lease without any deduction whatsoever or the appropriate proportion of the rent then payable hereunder (whichever is the higher) and the under-lessee shall if required by the Landlord enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rent hereby reserved) and conditions herein contained and every such under-lease shall also be subject to the following conditions, that is to say that it shall contain :-

(i)	in the case of an underletting of part of the Demised Premises an unqualified covenant on the part of the under-lessee not to under-lease or part with or share the possession of the part only of the premises thereby demised.

(ii)	a covenant on the part of the under-lessee not to assign the premises thereby demised without obtaining the previous consent in writing of the Superior Landlords under the Landlords Lease (if any) and of the Landlord.

(iii)	a covenant condition or proviso under which the rent reserved by the under-lease shall be reviewed on the Review Date in this Lease (notwithstanding that this provision may necessitate a review before the expiration of five years from the commencement of such under-lease) in the same terms as provided in this Lease.

(iv)	a covenant condition or proviso under which the rent from time to time payable under such under-lease shall not be less than the rent from time to time payable hereunder.

(v)	covenants and conditions in the same terms as nearly as circumstances admit as those contained in this Lease.

(d)

In the case of an underletting of part of the Demised Premises same shall not exceed three in number (excluding any pursuant to the proviso at the end of this clause 3.29) at any one time and shall be for the temporary convenience of the parties thereto or the under-lessee shall renounce any renewal rights and shall otherwise be on such terms so that the under-lessee shall not acquire any Landlord and Tenant Act or other statutory rights of renewal.

(e)	Within fourteen days of every such assignment or under-lease the Tenant shall give notice thereof in writing with particulars to the Landlord’s solicitors or agent and shall furnish them with a true copy of such instrument and shall pay to the Landlord’s solicitors and agents their reasonable legal costs and other expenses in connection with such an assignment or under-lease.

PROVIDED ALWAYS for so long as Elan Corporation plc is the Guarantor under this Lease that the Landlord may not withhold consent to an assignment of this Lease by the Tenant to an Elan Group Company and in the absence of the Landlord confirming its consent within 2 weeks of being notified of such proposed assignment the Landlord shall be deemed to have consented thereto and that the Tenant may (without obtaining Landlord’s consent but subject to reasonable prior notice to the Landlord) sub-let or share occupation or possession of parts of the Demised Premises with one or more Elan Group Companies or any Elan Associate Companies PROVIDED such Elan Group Companies or Elan Associate Companies shall not in any circumstances acquire any renewal or statutory rights and PROVIDED FURTHER that the Landlord shall obtain vacant possession of the Demised Premises on the expiration or sooner determination of the Term.

3.30	No Obstruction

Not to block up obstruct or enlarge any doorway passage window light or other easement or make any new window or other opening in the Demised Premises or in any manner obscure any grating window or opening therein giving light to or otherwise intended for the benefit of the Office Block or the Public Areas or other premises and not to give permission for any new window light opening doorway path passage drain or other encroachment or easement to be made into or against or upon the Demised Premises which might be or grow to the damage annoyance or inconvenience of the Landlord AND in case any such window light opening doorway path passage drain or other encroachment or easement shall be made to give immediate notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and at the request and cost of the Landlord to adopt such means as may be reasonably required or deemed proper for preventing any such encroachment or the acquisition of any such easement.

3.31	Planning Acts

In relation to the Planning Acts (meaning the Planning & Development Acts 2000 to 2006 and any statutory modification or re-enactment thereof for the time being in force and any Regulations or Orders made thereunder):

(a)	Not to do or omit or permit to be done or omitted anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts or of any notices orders licences permissions and conditions (if any) served made granted or imposed thereunder or under any enactment repealed thereby and to indemnify (as well after the expiration of the said term by effluxion of time or otherwise as during its continuance) and keep indemnified the Landlord against all actions proceedings damages penalties costs charges claims and demands in respect of such acts and omissions or any of them and against the costs of any application for planning permission and the works and things done in pursuance thereof.

(b)	In the event of the Landlord giving written consent to any of the matters in respect of which the Landlord’s consent shall be required under the provisions of this Lease or otherwise and in the event of permission from any Planning Authority under the Planning Acts being necessary for any addition alteration or change in or to the Demised Premises or for the change of user thereof to apply at the cost of the Tenant to the Local and Planning Authorities for all consents and permissions which may be required in connection therewith and to give notice to the landlord of the granting or refusal (as the case may be) of all such consents and permissions forthwith on the receipt thereof.

(c)	To give notice forthwith to the Landlord of any notice order or proposal for a notice or order served on the Tenant under the Planning Acts and if so required by the Landlord to produce the same and at the request and cost of the Tenant to make or join in making such objections or representations in respect of any proposal as the Landlord may reasonably require.

(d)	To comply at its own cost with any notice or order served on the Tenant under the provisions of the Planning Acts.

(e)	If and when called upon so to do to produce to the Landlord or the Landlord’s Surveyor all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this sub-clause have been complied with in all respects.

PROVIDED ALWAYS that while the Tenant must co-operate with the Landlord in so doing the Tenant shall not be obliged to remedy any breach of the Planning Acts (or any preceding legislation) which was in existence prior to the Term Commencement Date which breach shall be the responsibility of the Landlord.

3.32	To Give Notice

Within seven days of the receipt of notice of the same to give full particulars to the Landlord of any permission notice order or proposal for a notice or order made given or issued to the Tenant by any Government Department or Local or Public Authority under or by virtue of any statutory power and if so required by the Landlord to produce such permission notice or order or proposal for a notice or order to the Landlord and also without delay to take all necessary steps to comply with any such notice or order insofar as the Tenant is responsible for same and also at the request of the Landlord to make or join with the Landlord in making objections or making representations against or in respect of any such notice order or proposal as aforesaid as the Landlord may reasonably require.

3.33	Reversionary Interest

At all convenient hours in the day time on twenty-four hours’ notice being given to permit all prospective purchasers or dealers in the reversionary interests of the Landlord or any superior landlord or other party having an interest in the Demised Premises by order in writing of the Landlord or its agents to view the Demised Premises without interruption but so that no undue interference is caused to the business of the Tenant and having regard to the reasonable confidentiality and security requirements of the Tenant.

3.34	Re-Letting Sign

To permit the Landlord and its agents at any time within six calendar months next before the expiration or sooner determination of the said Term to enter upon the Demised Premises and to fix and retain without interference upon any suitable part or parts thereof (but not in any position likely to interfere with the user of the Demised Premises) a notice board for re-letting or disposing of the same and not to remove or obscure the same and to permit all persons by authority in writing of the Landlord or its agents to view the Demised Premises at all reasonable hours in the daytime without interruption but so that interference to the business of the Tenant is kept to a minimum and regard is had to the reasonable confidentiality and security requirements of the Tenant.

3.35	Indemnity

To take out and maintain at all times during the term hereby granted a public liability policy in respect of and covering the liability of the Landlord (insofar as such liability arises from the acts or omissions of the Tenant) and the Tenant in respect of the Demised Premises in an amount of not less than €6,350,000 (six million three hundred and fifty euro) to be adjusted from time to time as the Landlord reasonably deems necessary and to indemnify and keep indemnified the Landlord against all and any expenses costs claims demands damages and other liabilities whatsoever in respect of the injury or death of any person or damage to any property arising directly or indirectly out of:-

(a)	the state of repair or condition of the Demised Premises;

(b)	the existence of any alterations made by the Tenant thereto or to the state of repair or condition of such alteration;

(c)	the user of the Demised Premises;

(d)	any work carried out or in the course of being carried out to the Demised Premises by the Tenant its servants or agents sub-lessees or sub- tenants;

(e)	anything now or hereafter attached to or projecting therefrom save to the extent that same are due to the act, neglect or default of the Landlord or other parties exercising rights pursuant to this Lease or their servants, agents, licensees or invitees (other than the Tenant, its servants, agents, licensees or invitees).

3.36	To Yield Up

At the expiration or sooner determination of the said term quietly to yield up the Demised Premises together with all the Landlord’s fixtures and all other fixtures and fastenings that now are or which during the said Term shall be affixed or fastened thereto (except tenant’s or trade fixtures save such partitioning, wiring or other tenants fixtures and fittings as are in the reasonable opinion of the Landlord for the general benefit to the Demised Premises as the Tenant may decide to leave in situ) in such good and substantial repair and condition in accordance with the covenants on the part of the Tenant herein contained and in case any of the said fixtures and fittings shall be missing broken damaged or destroyed to forthwith replace them with others of a similar kind and of equal value and to make good any damage caused to the Demised Premises by the removal of the Tenant’s fixtures fittings furniture and effects (damage by any of the Insured Risks excepted if and so long only as the policy or policies of insurance shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act neglect or default of the Tenant or the servants agents licensees or invitees of the Tenant) PROVIDED ALWAYS that if (and to the extent that) the Landlord requires the Tenant to reinstate the Demised Premises (or to the extent that the Landlord does not specify any requirement regarding reinstatement) the Tenant shall be obliged to do so to “white box” standard only being:

(a)	raised access floors with or without (at the Tenant’s discretion) carpet tiles;

(b)	floor boxes at a ratio of 1 per 10 sq. metre wired for power;

(c)	plastered and painted walls;

(d)	ceiling tiled and recessed light fittings.

Provided further that (at the Landlords option) the Landlord may require the Tenant to leave the Demised Premises “as is” at Lease expiry or determination. (PROVIDED THAT for the avoidance of any doubt the Tenant shall be entitled to remove any carpet tiles, furniture, plant, equipment (including computers audio visual equipment), the reception desk and other items which can be removed without material damage to any remaining structures) (excluding Partitioning, doors and such like).

3.37	To Observe Regulations

To perform and observe and be bound by and to ensure that any undertenant of the Tenant and any Elan Group Companies or Elan Associate Companies in occupation of the Demised Premises and each of their respective servants agents invitees and licensees perform and observe all such reasonable regulations as may from time to time be made by the Landlord hereunder in relation to the use of the Common Parts or Public Areas.

3.38	To Pay Stamp Duty and V.A.T.

To pay to the Landlord the stamp duty on this Lease and the counterpart thereof and, on production of a valid VAT invoice, to pay any Value Added Tax (or any substituted or similar tax) which is now or may become payable in respect of the grant of this Lease or on any rents, fees and other sums payable by the Tenant under this Lease (other than any payment pursuant to clause 6.3) and to keep the Landlord indemnified against the same.

4.	LANDLORD’S COVENANTS

The Landlord hereby covenants with the Tenant:-

4.1	Insurance

(a)	To insure on an “All Risks” basis the Office Block and the Development and all Landlord’s and any superior landlord’s fixtures and fittings therein or thereon (but excluding save where otherwise agreed in writing by the Landlord all additions, alterations and extensions carried out by the Tenant at its own expense) and to keep the same insured in the full reinstatement cost (to be reasonably determined from time to time by the Landlord or the Landlord’s Surveyor) and including an inflationary factor (to be reasonably determined from time to time by the Landlord) and including demolition and site clearance expenses Architect’s Quantity Surveyors and other fees and taxes in relation to the reinstatement of the Office Block and Value Added Tax thereon and all stamp duties exigible on any building or like contract as may be entered into relative to the reconstruction reinstatement or repair of the Office Block or any part thereof resulting from the destruction loss or damage thereof or thereto from any of the perils provided under the “All Risks” wording including loss or damage by fire, explosion, lightning, impact, earthquake, subsidence, aircraft, and other aerial devices and articles dropped therefrom, floods, storm and tempest, riot, civil commotion and malicious damage or bursting or overflowing of water tanks, apparatus or pipes or accidental damage and public liability and property owners liability and against such other risks as the Landlord may from time to time reasonably consider prudent and desirable (all such perils and risks as hereinbefore specified and such other risks for the time being so covered by insurance are herein called the “Insured Risks”) and such risks may be covered by any policy or policies of insurance as the Landlord may consider appropriate.

(b)	Subject as aforesaid to insure against the loss of four years’ rent and Service Charge and insurance premiums payable hereunder.

(c)	To use all reasonable endeavours to procure a waiver of subrogation rights in favour of the Tenant.

(d)	To take all reasonable steps to obtain the insurance cover at a competitive rate.

4.2	Reinstate

In case the Office Block or the Development or any part thereof shall be destroyed or damaged by fire or from any of the Insured Risks then (subject to the Landlord obtaining planning permission and all other necessary permits licences and approvals which the Landlord shall endeavour to obtain as soon as reasonably possible) and as often as shall happen to lay out all monies received in respect of such insurance as aforesaid as soon as practicable in or upon re-building repairing or reinstating the Office Block and the Development in a good and substantial manner and in the event of the insurance proceeds being insufficient the Landlord shall make up any shortfall from its own funds (unless the relevant policy shall have been vitiated or rendered less than fully effective by any act neglect default or omission on the part of the Tenant) PROVIDED ALWAYS:-

that in the event of the Landlord being unable to reinstate the Office Block substantially in accordance with its existing plan and elevation due to refusal of planning or other approvals consents or licences the Tenant agrees to surrender this Lease when called upon by the Landlord so to do by notice in writing and in the event that the Landlord shall in such circumstances not have reinstated the Office Block (and the Development to the extent that the Tenant used same) within a period of three years from the date of damage or destruction the Landlord agrees to determine the Lease when called upon by the Tenant so to do by notice in writing and in the event that the Office Building is substantially destroyed or damaged within two years before the expiry of the Term or the Option Date as defined in Clause 6, the Tenant may terminate this Lease after such destruction or damage (prior to same being rebuilt).

4.3	Services

Subject to the payment by the Tenant of the Service Charge made payable in Clause 3.3. hereof and subject also (where relevant) to the availability of commodities and labour (which the Landlord shall use its best endeavours to obtain) to use its best endeavours in accordance with the principles of good estate management to provide or make available or procure the provision or making available of the services specified in the First and Second Parts of the Third Schedule hereto in a good and workmanlike manner and to a level appropriate for a first class modern office building provided that in performing its obligations hereunder the Landlord shall be entitled at its reasonable discretion to employ agents contractors and such other parties as the Landlord may from time to time deem fit PROVIDED ALWAYS that:-

(a)	(Save to the extent that the Landlord has effected insurance cover in respect of such loss) the Landlord shall not be responsible for any unavoidable delay or stoppage in connection with the provision of the said services or for any loss, injury or damage sustained by the Tenant as a result of the temporary failure of the Landlord or its agents to provide the same or for any temporary omission to perform the same if such temporary failure, delay, stoppage or omission shall be due to any shortage of labour or materials inclement weather or other cause not within the control of the Landlord but the Landlord shall nevertheless take all reasonable steps to remedy or make good any such failure, delay, stoppage or omission as aforesaid as soon as may be practicable;

(b)	If the Landlord shall fail to provide the said services as hereinbefore provided the Tenant’s sole remedies shall be an action to compel the Landlord to do so and (save to the extent that the Landlord has effected insurance cover in respect of such loss) the Landlord shall not be liable to the Tenant in respect of any loss, injury or damage (other than death, personal injury or damage to property) which the Tenant shall sustain as a result of the failure of the Landlord to provide such services or the failure of any member of the Landlord’s staff properly to carry out his duties unless the Tenant shall notify the Landlord in writing specifying the failure for which the Tenant complains and the Landlord shall after the expiration of a reasonable period given the nature of the service (and not exceeding twenty one days) from the receipt of the said notice continue to neglect to provide said services in respect of which notice has been given by the Tenant;

(c)	The Landlord shall be entitled to cease to provide or to procure the provision of any of the services set forth in the First and Second Parts of the Third Schedule hereto if any services shall in the reasonable opinion of the Landlord cease to be for the benefit of the Tenant or the Office Block or shall have become due to technological change or otherwise obsolete or redundant.

4.4	Quiet Enjoyment

That the Tenant paying the rents hereby reserved and observing and performing the covenants and agreements on the part of the Tenant hereinbefore contained shall and may peaceably hold and enjoy the Demised Premises during the said term without any interruption by the Landlord or any person or persons lawfully claiming under or in trust for it.

4.5	Rates

In the event of the Tenant paying rates which include premises other than the Demised Premises the Landlord will refund to the Tenant the apportioned rates (apportioned on a square footage basis) in respect of any area not included in the Demised Premises on demand.

5.	PROVIDED ALWAYS and it is hereby agreed and declared as follows:-

5.1	Forfeiture

If:

(a)	the said rent or any interest on arrears of rent or any sum payable hereunder or any part thereof shall be unpaid for fourteen days after any of the days hereinbefore appointed for payment; or

(b)	any covenants on the Tenant’s part herein contained shall not be observed or performed fourteen days after notice has been served on the Tenant obliging the Tenant to rectify the breach; or

(c)	the Tenant or the Guarantor either or both being an individual or a firm shall become bankrupt or compound or arrange with his or its creditors or being a company shall go into liquidation either compulsory or voluntary except for the purpose of reconstruction or amalgamation.

THEN and in any of the said cases and at any time thereafter while such circumstances continue it shall be lawful for the Landlord or any person or persons authorised by the Landlord to enter upon the Demised Premises or any part thereof in the name of the whole and to repossess the same and enjoy the same as if this Lease had not been executed but without prejudice to any right of action or remedy on either party in respect of any antecedent breach of any of the covenants by the other herein contained.

5.2	Suspension of Rent

If during the Term the Demised Premises, the Office Building or the Development or the access, egress or services thereto or any part thereof shall be destroyed or damaged by any of the Insured Risks so that the Demised Premises or any part thereof including the car spaces are unfit for occupation or use or inaccessible in whole or part and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part in consequence of any act neglect or default of the Tenant its servants agents or licensees the rent, Service Charge and insurance premiums (to the extent that the insurance cover extends to cover insurance premiums) hereby reserved and the obligations of the Tenant as to maintenance and repair of the Demised Premises or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall have again been rendered fit for occupation or use by the Tenant or become accessible again and any dispute concerning the provisions of this Clause shall be determined by a single arbitrator in accordance with the provisions of the Arbitration Act 1954 as extended or amended or any statutory enactment in that behalf for the time being in force.

5.3	Surrender

In case the Demised Premises or any part thereof shall be destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment by for or from any of the Insured Risks during the Term subject to Clause 4.2(a) hereof the Tenant hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the Landlord & Tenant Law (Amendment) Act, Ireland, 1860 or otherwise.

5.4	Landlord’s Regulations

It shall be lawful for the Landlord and/or the owner for the time being of the Office Block and the Public Areas (as the case may be) from time to time to make such reasonable regulations as the Landlord and/or the owner for the time being of the Office Block and the Public Areas shall reasonably think fit for the management control use and conduct of the Common Parts and the Public Areas and the services therein and to reasonably vary any such regulations.

5.5	Warranty

Nothing in this Lease contained shall be deemed to constitute any warranty by the Landlord that the Demised Premises or any part thereof are authorised under the Planning Acts or otherwise for use for any specific purpose other than offices.

5.6	No Waiver

The demand for and the acceptance of rent by the Landlord or its agents shall not constitute and shall not be construed to mean a waiver of any of the covenants on the part of the Tenant herein contained and the penalties attached to the non-performance thereof.

6.	OPTION TO EXTEND THE TERM

6.1	The Tenant (which for the avoidance of doubt includes its successors and assigns) may at its option call for an extension of the Term by a period of 10 years and during that extended term by a further successive period of 10 years. If the Tenant exercises the first or both of these options the following shall have effect as applicable:

(a)	“Term” in this Lease shall mean 16 years and 4 months and 13 days from and including the Term Commencement Date and 26 years and 4 months and 13 days from and including the Term Commencement Date respectively;

(b)	“Review Date” in this Lease shall be extended to include the 5th, 10th, 15th and 20th anniversaries of the 1st September 2009.

(c)	The Tenant shall serve on the Landlord a notice in writing exercising the said options at least twelve months prior to the expiry of the relevant Term.

(d)

In the event of the Tenant exercising any of the extension options the Lease shall include a provision that the Tenant (which for the avoidance of doubt includes successors and assigns) may terminate this Lease on 1st September 2019 (the “First Option Date”) or on the 1st September 2029 (the “Second Option Date”) (collectively the “Option Dates”) subject to the following terms and conditions:-

(i)	The Tenant shall serve on the Landlord a notice in writing exercising the said right (the “Option Notice”) at least nine months prior to the First Option Date or the Second Option Date and in this regard time shall be of the essence.

(ii)	The Tenant shall continue to pay the Rent, Service Charge, insurance premia rates and other outgoings payable on foot of this Lease as normal on each Gale Day (or, where applicable, when demanded) up to the relevant Option Date.

(iii)	The Tenant shall on or prior to the relevant Option Date pay the Landlord the equivalent of six (6) months rent and deliver to the Landlord the original of this Lease, together with all related title documentation (including a release or discharge of all mortgages, charges and other encumbrances affecting the leasehold interest whether registered or not), and shall, if required by the Landlord, as beneficial owner deliver duly executed and stamped a transfer or surrender of this Lease.

(iv)	Any such termination shall be without prejudice to any antecedent breach by either the Landlord or Tenant of any of their respective covenants herein contained.

7.	GUARANTOR’S COVENANTS

The Guarantor HEREBY COVENANTS with the Landlord as follows:

7.1	Performance by Tenant

That the Tenant shall at all times during the Term (including any continuation or renewal of this Lease by Elan Management Limited or an Elan Group Company) duly perform the covenants on the part of the Tenant contained in this Lease, including the payment of the rents and all other sums payable under this Lease in the manner and at the times herein specified (and after the expiration or determination of the lease to the extent that Elan Management Limited or an Elan Group Company continues to occupy the Demised

Premises all sums which may be due to the Landlord for mesne rates or as payment for the use and occupation of the Demised Premises), in default of which the Guarantor shall pay to the Landlord on demand the full amount of all losses, damages, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums arising during the Term or such other sums payable after the expiration or termination thereof of this Lease to the extent that Elan Management Limited or an Elan Group Company continues to occupy the Demised Premises.

7.2	Waiver

That the Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

7.3	Postponement of claims

That the Guarantor will not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and to the extent necessary to discharge the liability of the Guarantor under this Guarantee will remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator or Official Assignee of the Tenant and will hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant in respect of the provision of this Guarantee by the Guarantor whilst any liabilities of the Tenant or the Guarantor to the Landlord under this Guarantee remain outstanding.

7.4	Postponement of participation

That the Guarantor is not entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

7.5	Release

Subject to the provisions of Clause 7.10 hereof, that none of the following, or any combination thereof, releases, determines, discharges or in any way lessens or affects the liability of the Guarantor as principal debtor under this Lease or otherwise prejudice or affects the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

(a)	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any part of the rents or the other amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

(b)	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 14 of the 1881 Act have been entitled) to re-enter the Demised Premises;

(c)	any extension of time given by the Landlord to the Tenant;

(d)	any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease to an Elan Group Company;

(e)	any change in the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

(f)	any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant;

(g)	any other act, omission, matter or thing whatsoever whereby, but for this provision, the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord or a determination of this Guarantee pursuant to Clause 8.10).

7.6	Disclaimer or forfeiture

(a)	If:

(i)	a liquidator or Official Assignee shall disclaim or surrender this Lease; or

(ii)	this Lease shall be forfeited; or

(iii)	the Tenant shall cease to exist

THEN the Guarantor shall, if the Landlord by notice in writing given to the Guarantor within nine months after such disclaimer or other event so requires, accept from and execute and deliver to the Landlord a new lease of the Demised Premises subject to and with the benefit of this Lease (if the same shall still be deemed to be extant at such time) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants, conditions and provisions (other than this clause 7) as are contained in this Lease;

(b)

if the Landlord does not require the Guarantor to take a new lease, the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the rents and other sums that would have been payable under this Lease but for the disclaimer, forfeiture or other event, such sums to be paid on the same dates and in the same manner as they would have been payable by the Tenant in respect of the period from and including the date of such disclaimer, forfeiture or other event until the expiration of nine months therefrom or until the Landlord has granted a lease of the Demised Premises to a third party (whichever shall first occur).

7.7	Benefit of guarantee

That this guarantee for the benefit of the successors and assigns of the Landlord without the necessity for any assignment thereof.

7.8	Jurisdiction

If the Guarantor is not incorporated or resident in Ireland then:-

(a)	the Guarantor agrees to submit to the jurisdiction of the Irish Courts; and

(b)	the Guarantor hereby irrevocably waives any objection to the taking of any proceedings in the Irish Courts any claim that any such proceedings have been brought in an inconvenient forum;

(c)	nothing contained in this clause shall limit the right of the Landlord to take proceedings against the Guarantor in any other Court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

7.9	Registration of company

That the Guarantor, if a company, will comply with all statutory requirements necessary to ensure that the Guarantor remains on the register of companies.

7.10	Determination of this Guarantee

Notwithstanding anything herein contained, this Guarantee shall cease and determine with effect from the date of the assignment of the leasehold interest under the Lease by the Tenant to a third party which is not an Elan Group Company where either the consent of the Landlord has been obtained for such assignment or a Court or other duly appointed arbiter has determined that consent to assignment has been unreasonably withheld (irrespective of whether such consent is given or such determination is made before or after such assignment).

8.	NOTICES

8.1

In addition to any other prescribed mode of service any notices requiring to be served on the Tenant shall be validly served if left addressed or sent by post to the Tenant at the Demised Premises (unless the Tenant has sub-let the entire of the Demised Premises) or at the last known address or addresses of the Tenant in the Republic of Ireland and any notice required to be served on the Landlord or the Guarantor shall be validly served if left or posted to the registered office of the Landlord or the Guarantor respectively and any such notice may be served by the Landlord’s servants or agents and be served on the Tenant’s and Guarantor’s servants or agents.

8.2	Where the Landlord or the Tenant has the right or obligation to serve a notice demand or certificate or to enter the Demised Premises for any purpose such right or obligation may be exercised by a surveyor or agent authorised to act on the Landlord’s or the Tenant’s behalf as the case may be and (in case of entry) if appropriate with workmen materials and equipment.

9.	FINANCE ACT CERTIFICATES

9.1	IT IS HEREBY CERTIFIED that the consideration (other than rent) for the Lease is wholly attributable to property which is not residential property and that the transaction effected by this instrument does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration (other than rent) which is attributable to property which is not residential property exceeds €10,000.

9.2	AND IT IS HEREBY CERTIFIED that Section 53 (Lease combined with Building Agreement for dwellinghouse/apartment) of the Stamp Duties Consolidation Act 1999 does not apply to this instrument.

10.	SECTIONS 29 AND 31 COMPANIES ACT, 1990

It is hereby certified for the purposes of Section 29 of the Companies Act 1990 that the Landlord and the Tenant are not bodies corporate connected with one another in a manner which would require this transaction to be ratified by resolution of either and that the Landlord and the Tenant are not connected in a manner that Section 31 of the Companies Act 1990 applies to the transaction hereby effected.

IN WITNESS whereof the parties hereto have hereunto executed these presents the day and year first herein WRITTEN.

FIRST SCHEDULE

(The Office Block)

The premises known as the Treasury Building (formerly known as the Boland’s Building) situate at Grand Canal Street Lower and Macken Street in the City of Dublin or any additions alterations and extensions thereof and more particularly delineated in blue on Map 1 annexed hereto.

SECOND SCHEDULE

(The Demised Premises)

ALL THAT AND THOSE the second floor of the Office Block as more particularly delineated in red on Map 4 annexed hereto excluding all structural and external walls, floors, ceilings, roofs supports, windows and window frames and columns (but including all platform floors, suspended ceilings, light fittings, canopies, and sprinklers (but the maintenance and repair of the sprinkler system shall be the Landlord’s responsibility) and conduits and utilities and wiring exclusively serving the Demised Premises and all Landlord’s fit out works therein) and one half (the inner half) of all non-structural or external walls, floors, ceilings and other structures separating the Demised Premises from any other part of the Office Block.

THIRD SCHEDULE

FIRST PART

(Services in relation to the Common Parts)

1.	All such works and arrangements as may be required to be undertaken in relation to the Common Parts by any Government Department Local Authority or other Public Authority or duly authorised officer thereof or any Court of competent jurisdiction acting under or in pursuance of any enactment or otherwise.

2.	All reasonable steps deemed desirable or expedient by the Landlord for complying with, making representations against or otherwise contesting the incidence of the provisions of any legislation or orders or statutory requirements thereunder concerning town planning public health highways streets drainage or other matters relating or alleged to relate to the Office Block for which any Tenant is not directly liable.

3.	The maintenance upkeep repairing renewal replacement cleaning and painting and (as may be necessary or deemed desirable by the Landlord) the renovation resurfacing decoration ornamentation protection servicing and lighting of the Common Parts.

4.	The maintenance upkeep repairing cleaning renovation supply and replacement of carpets floor coverings and light fittings in the Common Parts as the Landlord may from time to time reasonably deem fit.

5.	The maintenance upkeep repairing operation painting renewal and replacement (whether by purchase or lease) of all or any of the following items in or in relation to the Common Parts or otherwise serving the same (save where otherwise stated):-

(a)	the Conduits,

(b)	the Utilities,

(c)	the systems in the Office Block,

(d)	the plant and machinery serving the Office Block (whether situate within or outside the Office Block) save those exclusively serving the Demised Premises,

(e)	fixtures and fittings,

(f)	maintenance and cleaning equipment and materials.

6.	The provision repair and renewal of security alarm, fire alarm, surveillance control and maintenance systems.

7.	Provision for such rates as may from time to time be assessed on the Common Parts and any special costs which may be charged by the Local Authority in relation there to.

8.	The cleaning and redecoration of the external surfaces of the Office Block.

9.	The cleaning of the Common Parts.

10.	The removal and (where appropriate) the disposal of refuse from the Office Block.

The cost of labour fuel materials commodities and incidentals in relation to the matters particularised in this Schedule.

11.	The employment and remuneration of personnel (including porters and security personnel) relative to the matters set forth in this Schedule including provision for Social Welfare Insurance Redundancy and other benefits and taxes and uniforms and wearing apparel.

12.	The provision of any such special or independent insurance as the Landlord may reasonably deem fit in respect of the machinery and systems and the conduits and utilities in the Development.

13.	Provision for reasonable and proper professional and other reasonable and proper fees costs and charges in the management and operation of the Office Block (including but without prejudice to the generality of this Clause the fees of the Auditor in auditing the Service Charge figures subject to paragraph 19 hereof and the fees of the Landlord’s Surveyor and/or managing agent and Value Added Tax thereon) at competitive market rates.

14.	Provision of such sinking or reserve fund as the Landlord may reasonably deem fit for the replacement or renewal of the machinery in the Office Block and with power to the Landlord (a) annually or at such other intervals as the Landlord may determine to review the cost or prospective cost of such replacements and renewals with a view to allowing for all such additional or further costs and expenditures as may be attributable to differentials in the value of money or inflationary or other like trends as between one date and another and (b) to allow for all such amounts as may be determined on review in computing a contribution from time to time to the sinking or reserve fund Provided however that this Clause does not impose on the Landlord any obligation to provide for or to continue to provide for, if already established, such sinking or reserve fund PROVIDED FURTHER that should such sinking or reserve fund be provided or established by the Landlord then -

(a)	all moneys paid or contributed to or towards such fund shall be kept entirely separate from the Landlord’s own moneys;

(b)	the Landlord shall open a separate deposit account with one of the Associated Banks in the Republic of Ireland and all payments or contributions paid to it for the purpose of such fund shall be lodged to the credit of such deposit account;

(c)	such deposit account shall be designated or entitled “Treasury Building Trust Account” or the like;

(d)	all net interest accruing on the balance for the time being standing to the credit of such deposit account shall be added to and form part of the sinking or reserve fund;

(e)	the said account shall not be drawn upon by the Landlord save for the express purposes for which the sinking or reserve fund has been established and in the event that there is thereafter any surplus remaining in the account such proportion of the surplus as shall have been contributed by the Tenant together with interest thereon shall, unless the account is being continued or renewed, be repaid by the Landlord to the Tenant;

(f)	In the event of the sale by the Landlord of its reversion hereof the Landlord shall ensure that the balance (inclusive of net interest) standing to the credit of the account is transferred to or otherwise taken over by the Purchaser on the same terms and conditions as herein contained.

(g)	In the event that it is necessary to expend monies on any items for which the sinking fund has been established, the Landlord shall in the first instance use the monies in the sinking fund for such items.

15.	The provision maintenance servicing and cleaning of toilets in the Common Parts including but without prejudice to the generality of the foregoing the provision of towels soap deodorisers and other toilet requisites and the provision and maintenance of sanitary towel disposal systems within the women’s toilet accommodation.

16.	The supply distribution and provision (in relation to those parts of the Office Block equipped to receive the same) of:-

(a)	electricity and gas (if installed);

(b)	cold water;

(c)	hot water;

(d)	central heating and chilled water from a central chilling plant during the hours and at such times of year as may periodically be determined by the Landlord AND in relation to any such determination the Landlord shall have due regard to the supply of oil or other energy to operate the central heating/air conditioning systems and to the likely requirements of the Tenant and the occupiers for the time being of the Office Block (without being obligated to consult with them unless it so deems fit) PROVIDED HOWEVER that where any of the said services are separately metered to the Demised Premises or are otherwise so dealt with that the consumption and user thereof in or in relation to the Demised Premises can be independently ascertained the costs and expenses incurred in this regard shall be assessed directly to and met by the Tenant on demand and shall not be incorporated in the Service Charge.

17.	Provisions for the costs incurred or to be incurred by the Landlord in enforcing any of the covenants on the part of the Tenant herein contained.

18.	At the reasonable option of the Landlord, provision for the cost of insuring the machinery in the Office Block against renewal and replacement.

19.	Provision, at the reasonable option of the Landlord in the event of there being no managing agent to whom fees are payable under Clause 14 of this part of this Schedule of a management fee comparable with competitive market rates.

20.	Provision for the cost of financing the services specified in this Schedule excluding any element of such cost arising out of default or delay in payment of contributions by any other tenant of the Office Block.

21.	Provision for such rent as may be assessable during the term hereby granted on that portion of the Common Parts comprising the Atrium (other than any parts let or licensed to any person) from the said review date.

22.	Provision for such reasonable expenses of a periodic or recurring nature in relation to the Common Parts as the Landlord shall from time to time reasonably think fit together with a reasonable provision for forecast expenditure.

23.	Provision of all such further or other services or amenities as the Landlord shall reasonably consider ought properly and reasonably to be provided for or in connection with the Office Block or for the comfort and convenience of the occupiers thereof.

24.	Provision for security and reception services for the Office Block at an appropriate level.

THIRD SCHEDULE

SECOND PART

(Services in relation to the Public Areas)

1.	The repair maintenance renewal cleansing lighting decoration and landscaping of the Public Areas including that part thereof designated from time to time by the Landlord as car parks including the entranceway and all exits ramps and barriers (herein referred to as the “car parks”).

2.	The repair maintenance renewal cleansing and decorating of all electrical mechanical and other plant equipment chattels features and fittings and utilities in use in the Public Areas for common benefit.

3.	The insurance (including public liability insurance) of the Public Areas and all necessary equipment plant and machinery presently or in the future situate therein against such risks as the Landlord at its reasonable discretion shall think fit.

4.	The operation maintenance and renewal in the Public Areas of:

(a)	Fire, mains, hydrants and other requisite fire fighting equipment (if any)

(b)	Mechanical ventilation (if any), installations and equipment.

(c)	Emergency lights.

(d)	Communications security systems.

(e)	Control equipment and neon signs.

(f)	Carparking equipment including barriers, and ramps in the car parks.

(g)	flagpoles.

5.	The provision, repair and renewal of the security alarm, fire alarm, surveillance control and maintenance systems.

6.	The provision of such personnel for the management of the Public Areas as the Landlord reasonably considers desirable from time to time and all such Agents’ fees at competitive market rates and Value Added Tax thereon.

7.	The control of traffic and the policing of the Public Areas if deemed reasonably necessary by the Landlord.

8.	The cost of wages, pensions, uniforms and insurance premiums for any porters, attendants, security, maintenance, cleaning or other staff required for the Public Areas.

9.	The cost of periodic payments including all payments required by statute to be made by the Landlord in respect of all persons from time to time employed by it for the purposes specified herein.

10.	Rates and any special costs charged by the Local Authority on the Public Areas.

11.	Subject to the Landlord being able to effect such insurance the cost of insuring against the renewal and replacement cost of such mechanical and electrical equipment in the Public Areas.

12.	The cost of financing and maintaining the services specified in this part of this Schedule excluding any element of such cost arising out of default or delay in payment of contributions by any other tenant of the Office Block.

13.	The provision for such reasonable expenses of a periodic or recurring nature as the Landlord shall reasonably think fit together with the reasonable provision for forecast expenditure in respect of the car parks.

14.	The cost of providing such further services in relation to the car parks as are in the reasonable opinion of the Landlord necessary for the comfort and convenience of the Tenant or the tenants of the Office Block and their clients/customers.

THIRD SCHEDULE

THIRD PART

1.	The amount of the Service Charge shall be ascertained and certified annually by a certificate (hereinafter called the “Certificate”) signed by the Landlord’s Auditor as soon after the end of the Landlord’s financial year as may be practicable and shall relate to such year in manner hereinafter mentioned.

2.

The expression the “Landlord’s financial year” shall mean the period from 1st January to 31st December (both days inclusive) or such other annual period as the Landlord may in its discretion from time to time determine as being that in which the accounts of the Landlord either generally or relating to the Office Block and the Public Areas shall be made up.

3.	The Certificate shall state the total amount of the Service Charge and shall include a detailed statement of the services provided and the cost of each of the said services for the Landlord’s financial year to which it relates and the proportion of the Tenant’s liability hereunder and the Certificate (or a copy thereof duly certified by the person by whom same is given) shall be conclusive evidence for the purposes hereof of the matters which it purports to certify and shall be final and binding on the parties hereto insofar as it relates to matters of fact save in the case of manifest error.

4.

On the 1st day of January, the 1st day of April, the 1st day of July and the 1st day of October in every year of the term hereby granted the Tenant shall pay to the Landlord in advance such sums by equal quarterly instalments (hereinafter referred to as the “Advance Payments”) as the Auditor shall from time to time at the commencement of the Landlord’s financial year certify as being fair and reasonable and on account of the Service Charge for the said financial year PROVIDED ALWAYS that the Advance Payments shall be based on the actual Service Charge incurred or expended in the Landlord’s preceding financial year or, at the Landlord’s sole option, pending the ascertainment of the actual Service Charge for the preceding financial year shall be based on the amount of the Service Charge paid or payable by the Tenant during the preceding financial year, together with an additional sum not exceeding a sum equal to 10% (ten per cent) thereof and any such interim payment shall be included as a credit for the purposes of calculating the balance of the Service Charge as specified in this Schedule and for the purposes of this clause the said Certificate shall save in respect of manifest error be final and binding on the parties hereto in so far as it relates to matters of fact.

5.	As soon as practical after the end of each Landlord’s financial year the Landlord shall furnish to the Tenant the Certificate in respect of that year due credit being given therein for the Advance Payments made by the Tenant in respect of the said year and upon the furnishing of the Certificate there shall be paid by the Tenant to the Landlord on demand the balance of the Service Charge found to be payable or there shall be allowed by the Landlord to the Tenant any amount which may have been overpaid by the Tenant by way of Advance Payments as the case may require PROVIDED ALWAYS that the provisions of this sub-clause shall continue to apply notwithstanding the expiration or sooner determination of the term hereby granted but only in respect of the period to such expiration or sooner determination as aforesaid.

6.	If any dispute or difference shall arise in respect of this part of this Schedule, such dispute or difference shall be referred to the Auditor who shall act as an arbitrator in accordance with the Arbitration Acts 1954-1998 whose decision shall be final and binding on the parties hereto PROVIDED that if such dispute or difference shall relate to any manifest error or omission on the part of the Auditor then the same shall be referred to the decision of an independent Auditor to be appointed by either party by mutual agreement or in default to be nominated at the request of either party by the President or the next available ranking officer for the time being of the Institute of Chartered Accountants in Ireland.

7.	The expression “professional and other fees and charges in the management and operation of the Office Block” hereinbefore used shall be deemed to include not only those costs fees outgoings and expenses and other expenditure hereinbefore described which have been actually disbursed incurred or made by the Landlord or the Land lord’s Surveyor and/or its managing agent during the year in question but also such reasonable part of all costs fees outgoings expenses and other expenditure herein before described and which are of a periodically recurring nature (whether recurring by regular or irregular periods) whenever disbursed incurred or made and also a sum or sums of money by way of reasonable provision for anticipated expenditure in respect thereof as the Landlord or the Landlord’s Surveyor and/or managing agent may at its or their reasonable discretion allocate to the year in question as being fair and reasonable in the circumstances.

PRESENT when the Common Seal of
AMBIORIX LIMITED	JOHN RONAN
was affixed hereto:	Director

GILLIAN KELLY
Director/Secretary

PRESENT when the Common Seal of
ELAN MANAGEMENT LIMITED	/s/ SHANE COOKE
was affixed hereto:	Director

/s/ LIAM DANIEL
Director/Secretary

PRESENT when the Common Seal of
ELAN CORPORATION PLC	/s/ SHANE COOKE
was affixed hereto:	Director

/s/ LIAM DANIEL
Director/Secretary

Dated the day of 2008

(1) AMBIORIX LIMITED
Landlord

(2) ELAN MANAGEMENT LIMITED
Tenant

(2) ELAN CORPORATION PLC
Guarantor

L E A S E

Premises: Second Floor, Treasury Building, Lower Grand Canal Street, Dublin 2

Term: From [ ] day of March 2008 to 31st July 2014 (with options to extend for two further 10 year periods)

Rent Review Date: 1st September 2009

Initial Rent: €982,015.00 p.a. exclusive
(subject to review)

ARTHUR COX Earlsfort Centre Earlsfort Terrace Dublin 2